Exhibit 99.1

Thomas D. Carney Joins The Pantry as
Senior Vice President, General Counsel and Secretary

CARY, N.C., June 27, 2011 – The Pantry, Inc. (Nasdaq: PTRY), the leading independently operated convenience store chain in the southeastern United States, today announced that Thomas D. Carney is joining the executive leadership team as senior vice president, general counsel and secretary.

Carney joins The Pantry from Borders Group, Inc. In his new role at The Pantry, he will oversee the legal affairs team, including board governance, securities regulation, and labor and employment law issues. In addition, he will have oversight of the risk management group.

“Tom is a proven leader with more than 25 years of experience in business and corporate law, and we are excited to have him join the leadership team,” said The Pantry’s President and Chief Executive Officer Terry Marks.

Carney joined Borders Group in 1994 as general counsel and secretary, and was promoted to senior vice president, general counsel and secretary in 2004. He previously served as vice president, general counsel and secretary at Hoover Universal, Inc. and as a partner at the Dickinson Wright law firm.
Carney is a graduate from the University of Michigan Law School and a former chairman of the Business Law Section of the State Bar of Michigan.

About The Pantry
Headquartered in Cary, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country. As of May 9, 2011, the Company operated 1,659 stores in thirteen states under select banners, including Kangaroo Express®, its primary operating banner. The Pantry's stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

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Media Contacts
Scott Yates
Largemouth Communications (on behalf of The Pantry)
(919) 459-6452
scott@largemouthpr.com